Exhibit 1

21 July 2017

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND DOES NOT CONSTITUTE A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT. INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW BAT SHARES BASED ON THIS ANNOUNCEMENT.

BRITISH AMERICAN TOBACCO P.L.C.

Appointment of directors in connection with acquisition of Reynolds American Inc.

British American Tobacco p.l.c. (“BAT” or the “Company”) is pleased to announce today that Lionel L. Nowell, III, Holly Keller Koeppel and Luc Jobin will join the Board of the Company as independent Non-Executive Directors, subject to and with effect from closing of the proposed acquisition of the remaining 57.8% of Reynolds American Inc. (“Reynolds”) not already held by BAT (the “Proposed Acquisition”).  Under the merger agreement with Reynolds, it was agreed that three of the non-BAT nominated Reynolds directors would be invited to join the BAT Board at closing of the Proposed Acquisition.

Lionel L. Nowell, III has been the Lead Independent Director of the Board of Reynolds since January 2017, having served as a director since 2007.  He is a member of the Compensation and Leadership Development Committee and the Corporate Governance and Nominating Committee.  He retired as Senior Vice President and Treasurer of PepsiCo in 2009, where he had held senior financial executive roles since 1999.  Prior to PepsiCo, Mr Nowell was Senior Vice President, Strategy and Business Development at RJR Nabisco, Inc. from 1998 to 1999 and held a variety of senior financial roles at the Pillsbury division of Diageo PLC from 1991 to 1998.  Mr. Nowell is currently a Non-Executive Director at HD Supply Holdings, American Electric Power Company, Inc and Bank of America Corporation.

Holly Keller Koeppel has been an independent director on the Board of Reynolds since 2008.  She is Chair of the Regulatory, Sustainability and Public Policy Committee and a member of the Audit and Finance Committee.  Ms Keller Koeppel is a Senior Advisor to Corsair Capital LLC, where she served as Managing Partner and Co-Head of Infrastructure from 2015 until her retirement in 2017.    From 2010 to 2015, she served as Co-Head of Citi Infrastructure Investors and prior to 2010 she held financial and executive management roles with American Electric Power Company, Inc and Consolidated Natural Gas Company.  Ms Keller Koeppel currently holds Non-Executive Director roles at Vesuvius and AES Corporation.

Luc Jobin has been an independent director on the Board of Reynolds since 2008.  He is a member of the Audit and Finance Committee. He is President and Chief Executive Officer of Canadian National Railway Company, a position he has held since 2016, having served as Executive Vice President and Chief Financial Officer since 2009.  He was Executive Vice President of Power Corporation of Canada from 2005 to 2009.  Mr Jobin was Chief Executive Officer of Imperial Tobacco Canada, a subsidiary of the Company, from 2003 to 2005 and Chief Financial Officer from 2000 to 2003.

BAT Chairman Richard Burrows commented:

“I am very pleased to welcome Lionel Nowell, Holly Keller Koeppel and Luc Jobin to the Board of BAT. Following closing, the Reynolds business will immediately become a key part of the BAT Group. Each of these new directors brings to the Board complementary skills and valuable experience of the US business environment and, in particular, the US tobacco sector.

We have been shareholders in Reynolds since 2004 and I would like to acknowledge the key role played by all Directors of Reynolds in making Reynolds the success it is today.”

ENQUIRIES
British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

British American Tobacco Investor Relations
Mike Nightingale / Rachael Brierley / Sabina Marshman
+44 (0) 20 7845 1180 / 1519/ 1781

NOTES TO EDITORS

About BAT

BAT is a global tobacco group with brands sold in more than 200 markets. It employs more than 50,000 people worldwide and has over 200 brands in its portfolio, with its cigarettes chosen by around one in eight of the world’s one billion smokers. BAT has market leading positions in at least 55 markets around the world.  The Group generated £5 billion adjusted profit from operations in 2016.

Centerview Partners, Deutsche Bank and UBS are acting as financial advisers to BAT. Deutsche Bank and UBS are joint corporate brokers to BAT and acting as joint sponsors to BAT in relation to the transaction described in this announcement.  Cravath, Swaine & Moore LLP and Herbert Smith Freehills LLP are acting for BAT as US and UK legal counsel respectively.  PwC are acting as accountants and advisors to BAT on the transaction described in this announcement.

Centerview Partners UK LLP (“Centerview Partners”) is authorised and regulated by the Financial Conduct Authority in the United Kingdom.  Centerview Partners is acting exclusively for BAT and no one else in connection with the transaction described in this announcement.  Centerview Partners will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of Centerview Partners or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and with DB London, “DB”) are acting as joint financial adviser and DB London is acting as joint corporate broker and joint sponsor to BAT. DB are acting exclusively for BAT and no one else in connection with the transaction described in this announcement. DB will not regard any other person as their client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of DB or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

UBS Limited is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom. UBS Limited is acting exclusively for BAT and no one else in connection with the transaction described in this announcement. UBS Limited will not regard any other person as its client in relation to the transaction described in this announcement and will not be responsible to any person other than BAT for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the transaction described in this announcement or any other matter referred to herein.

Apart from the responsibilities and liabilities, if any, which may be imposed on it by the Financial Services and Markets Act 2000, none of Centerview Partners, DB or UBS Limited accepts any responsibility whatsoever and makes no representation or warranty, express or implied, as to the contents of this announcement, including its accuracy, fairness, sufficiency, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with BAT or the transaction described in this announcement, and nothing in this announcement is, or shall be relied upon as, a promise or representation in this respect, whether as to the past or the future. Each of Centerview Partners, DB and UBS Limited accordingly disclaims to the fullest extent permitted by law all and any responsibility and liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of this announcement.

For further information

A copy of this announcement will be made available, subject to certain jurisdiction restrictions, on BAT’s website at BATReynolds.transactionannouncement.com. For the avoidance of doubt, the contents of this website is not incorporated into and does not form part of this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the United States, the United Kingdom or South Africa may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United States,the United Kingdom or South Africa should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the transaction disclaim any responsibility or liability for the violation of such restrictions by any person.

Copies of this announcement and formal documentation relating to the transaction will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction outside of the United States, the United Kingdom and South Africa where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Doing so may render invalid any related purported vote in respect of the transaction.

Forward looking statements

Certain statements in this communication that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this communication. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: whether the conditions to the Proposed Acquisition will be satisfied and the Proposed Acquisition will be completed on the anticipated timeframe, or at all; the failure to realize contemplated synergies and other benefits from the Proposed Acquisition; the incurrence of significant costs and the availability and cost of financing in connection with the Proposed Acquisition; the effect of the announcement of the Proposed Acquisition, and related uncertainties as to whether the Proposed Acquisition will be completed, on BAT’s, Reynolds’s or the combined company’s ability to retain customers, retain and hire key personnel and maintain relationships with suppliers and on their operating results and businesses generally; the ability to maintain credit ratings; changes in the tobacco industry and stock market trading conditions; changes or differences in domestic or international economic or political conditions; changes in tax laws and rates; the impact of adverse legislation and regulation; the ability to develop, produce or market new alternative products profitably; the ability to effectively implement strategic initiatives and actions taken to increase sales growth; the ability to enhance cash generation and pay dividends; adverse litigation and dispute outcomes; and changes in the market position, businesses, financial condition, results of operations or prospects of BAT, Reynolds or the combined company.

Additional information concerning these and other factors can be found in BAT’s and Reynolds’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Reynolds’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and BAT’s registration statement on Form F-4, which was declared effective by the SEC on June 14, 2017, and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and BAT’s Annual Reports, which may be obtained free of charge from BAT’s website www.BAT.com. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and BAT undertakes no obligation to update or revise publicly any forward-looking statements or other data or statements contained within this communication, whether as a result of new information, future events or otherwise.

Non-solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from the registration requirement under Section 5 of the Securities Act.

This communication should not be construed as, investment advice and is not intended to form the basis of any investment decision, nor does it form the basis of any contract for acquisition or investment in any member of the BAT group, financial promotion or any offer, invitation or recommendation in relation to any acquisition of, or investment in, any member of the BAT group.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser duly authorised under the UK Financial Services and Market Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.